Exhibit 99.1

NEWS RELEASE

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

NET INCOME UP 36% TO $1,865,000

EARNINGS PER SHARE INCREASES $0.06 TO $0.22

Bridgewater, MA – April 8, 2008 – Chase Corporation (AMEX:CCF) today reported net income of $1,865,000 for the quarter ended February 29, 2008, representing an increase of $493,000 or 36% compared to $1,372,000 in the same period last year.  Earnings per diluted share increased $0.06 to $0.22 compared to $0.16 in fiscal 2007.  Revenues of $28.2 million for the current fiscal quarter represented an increase of $700,000 or 3% from revenues of $27.5 million in the prior year period.

For the six months ended February 29, 2008 revenues increased $4.2 million or 7% to $62.9 million compared to $58.7 million in the prior year period.  Net income was $5,339,000 or $0.62 per diluted share for the year to date period compared to $3,919,000 or $0.47 per diluted share in the comparable period in fiscal 2007.

The second fiscal quarter traditionally represents a slower time of the year for many of our product lines.  Management continues to be focused on the overall economy, including the housing market, inflation, and cost of petroleum related goods and services and the impact that the global markets will have on the Company’s eight core product lines.  Our second quarter ending in February reflects some of the seasonality of the construction industry compared to our other fiscal quarters.

The following table summarizes the Company’s financial results for the quarter and six months ended February 29, 2008 and February 28, 2007.

	For the Three Months Ended		For the Six Months Ended
	February 29,	February 28,	February 29,	February 28,
All figures in thousands, except per share figures	2008	2007	2008	2007

Revenues	$28,247	$27,504	$62,882	$58,748

Costs and Expenses
Costs of products and services sold	19,709	20,032	42,672	41,827
Selling, general and administrative expenses	5,660	5,133	11,863	10,349

Operating income	2,878	2,339	8,347	6,572

Other income (expense)	82	(162)	128	(351)

Income before income taxes	2,960	2,177	8,475	6,221

Income taxes	1,095	805	3,136	2,302

Net income	$1,865	$1,372	$5,339	$3,919

Net income per diluted share	$0.22	$0.16	$0.62	$0.47

Weighted average diluted shares outstanding	8,633	8,339	8,570	8,267

Peter R. Chase, Chairman and Chief Executive Officer commented: “As forecast, the economy has been a challenge, particularly in the U.S. housing market.  We have been able to overcome this through a combination of strong international business, new product introductions and the hard work of all associates in controlling operating costs.  The economy is likely to be a concern for the balance of the fiscal year.  We will continue to build on the successful products and markets, and focus on bottom line improvement.”

Chase Specialized Manufacturing

Revenues from the Company’s primary operating segment were $24.2 million in the current quarter compared to $22.7 million in the prior year period.  Revenues in this segment were $53.8 million for the six month period ending February 29, 2008 compared to $49.6 million in the prior year period.  Key factors driving increased revenues include sales from the Company’s European operations due to the establishment of HumiSeal Europe SARL in March 2007 and Chase Protective Coatings Ltd. in September 2007.  Additionally increased sales of pipeline products and electronic coatings offset decreased demand and greater competition related to co-axial shielding tapes in the Wire & Cable market.

In spite of the inflation that has impacted raw materials prices, favorable product mix coupled with management’s emphasis on making strategic purchases have helped maintain solid margins on most of the Company’s key product lines through the first half of fiscal 2008.  Additionally, a continued focus on leveraging the Company’s fixed costs and improving manufacturing efficiencies has helped overall margins.

Chase Electronic Manufacturing Services (EMS)

This operating segment had revenues of $4.0 million in the current quarter compared to $4.8 million in the prior year quarter.  Revenues for the six month period ending February 29, 2008 were $9.1 million and in line with the prior year period.   The decrease in revenues in the current quarter is a result of decreased orders seen in the first month of the quarter (December) as the Company’s key customers in this segment were assessing their inventory levels and closely monitoring their customers’ demand at the end of the calendar year.  The current backlog for Chase EMS is healthy at $9.0 million as of March 31, 2008.

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.